TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces FDA Approval of ANNOVERA ™ (Segesterone Acetate/Ethinyl Estradiol Vaginal System) for Birth Control

- The first and only birth control approved as a vaginal system -

- The first and only patient-controlled, procedure-free, long-acting, reversible prescription birth control product to provide a full year of protection from pregnancy -

-TherapeuticsMD will host a conference call on Monday, August 13th at 8:30 a.m. EDT-

BOCA RATON, Fla.—August 10, 2018—TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative women’s healthcare company, today announced that the United States (U.S.) Food and Drug Administration (FDA) has approved ANNOVERA™ (segesterone acetate/ethinyl estradiol vaginal system), the first long-acting prescription birth control that is patient-controlled, procedure-free and reversible. The ANNOVERA contraceptive vaginal system is a small, soft flexible ring that prevents ovulation for an entire year (13 cycles) and can be inserted and removed by a woman at her discretion in repeated four-week cycles (remaining in place continuously for three weeks followed by removal for one week).

The segesterone acetate component of the ANNOVERA contraceptive vaginal system is expected to be classified as a “new chemical entity,” or NCE, by the FDA and thus will likely be entitled to five years of regulatory exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984, otherwise known as the Hatch-Waxman Act. This unique contraceptive vaginal system technology combines low doses of a novel progestin, Nestorone® (segesterone acetate), with a widely used estrogen (ethinyl estradiol). The contraceptive vaginal system works by releasing an average continuous daily dose of 0.15 mg/day of segesterone acetate and 0.013 mg/day of ethinyl estradiol to prevent pregnancy.

“The U.S. contraceptive market is shifting toward long-acting solutions and we believe ANNOVERA represents an exciting new entrant for women and healthcare providers by providing the first woman-controlled, procedure-free, long-acting, reversible birth control product putting the woman in control of both her fertility and menstruation,” said Dr. Brian Bernick, Co-Founder of TherapeuticsMD. “We believe ANNOVERA can help meet the needs of women who are looking for long-acting solutions, including women who have never given birth and women who are not in a monogamous relationship, who are often counseled not to use many of the currently available long-acting contraceptive products.”

ANNOVERA was developed by the global non-profit research organization, Population Council, a leading developer of long-acting, reversible contraceptives. The FDA approval of ANNOVERA is based in part on data from 17 clinical trials, including safety and efficacy data from three open-label trials that included 2,308 healthy women in total. The data showed that ANNOVERA was 97.3% effective in preventing pregnancy when used as directed – making it among the most effective women-controlled methods of contraception. Based on pooled data from the two trials of 2,111 females ≤35 years of age, the primary endpoint Pearl Index (PI) was 2.98 per 100 woman-years of ANNOVERA use. Results from the Phase 3 acceptability sub-study of 905 women support an overall satisfaction rate of 89%, which was related to ease of use, side effects, expulsions/feeling the product and effects during sexual activity. The trials also demonstrated high rates of adherence and continuation for a full year.i The most common adverse reactions leading to discontinuation by ≥ 1% of ANNOVERA-treated women included irregular bleeding (metrorrhagia/menorrhagia) (1.7%), headache/migraine (1.3%), vaginal discharge/vulvovaginal mycotic infections (1.3%), and nausea/vomiting (1.2%). Consistent with other combination hormonal contraceptives (CHCs), cigarette smoking increases the risk of serious cardiovascular events from CHC use. Women over 35 years old who smoke should not use ANNOVERA. Also consistent with other CHCs, women are at increased risk for a venous thrombotic event (VTE) when using the one-year contraceptive vaginal system. Limited data are available in women with a Body Mass Index (BMI) greater than 29 kg/m2 because this population was excluded from the clinical trials after VTEs were reported. A post-approval observational study will be performed to measure the risk of venous thromboembolism. Important safety information for ANNOVERA, including the boxed warning, is provided below.

“ANNOVERA’s approval and designation as a ‘vaginal system’ potentially creates a new class of contraception that private health plans will be required to cover with no patient out-of-pocket costs under the Affordable Care Act (ACA),” said Robert Finizio, TherapeuticsMD CEO and Co-Founder. “TherapeuticsMD intends to leverage its existing infrastructure to commercialize ANNOVERA. Together with our prescription menopausal hormone products and prenatal vitamins, TherapeuticsMD aims to become the premier women’s healthcare company, offering a full portfolio of products across the woman’s lifespan from contraception and pregnancy through menopause.”

The U.S. market for prescription contraceptives generated more than $5 billion in net sales in 2017.ii An estimated 43 million women in the U.S. are at risk of unintended pregnancy of which 18 million women want to avoid pregnancy and nearly half of all pregnancies that occur each year in the U.S. are unintended.iii,iv According to the National Center for Health and Statistics, use of long-acting reversible contraceptives increased nearly 5-fold in the last decade among women aged 15 to 44.v

TherapeuticsMD intends to leverage the Population Council’s existing relationships with the supplier of segesterone acetate and the manufacturer of the clinical trial supply of the one-year contraceptive vaginal system to scale-up commercial manufacturing of ANNOVERA. TherapeuticsMD currently estimates that ANNOVERA will be commercially available as early as the third quarter of 2019 with the commercial launch as early as the fourth quarter of 2019 or first quarter of 2020. The ACA mandates that private health plans provide coverage with no out-of-pocket costs for one treatment per class of in each of the classes identified by the FDA for women in its Birth Control Guide. As part of its license agreement with the Population Council, TherapeuticsMD has agreed to provide significantly reduced pricing to federally designated Title X family planning clinics serving lower-income women.

Conference Call Information

TherapeuticsMD will host a conference call to discuss the ANNOVERA approval. Details for the call are:

Date:	Monday, August 13, 2018
Time:	8:30 a.m. EDT
Telephone Access (US):	(866) 665-9531
Telephone Access (International):	(724) 987-6977
Access Code for All Callers:	5239706

Additionally, a live webcast can be accessed on the company’s website, www.therapeuticsmd.com, on the Home Page or under the “Investors & Media” section. A digital recording of the conference call will be available for replay beginning two hours after the call's completion and for at least 30 days with the dial-in (855) 859-2056 or international (404) 537-3406 and Conference ID: 5239706.

About ANNOVERA

The ANNOVERA one-year contraceptive vaginal system combines a widely used estrogen (ethinyl estradiol) with a new progestin segesterone acetate (Nestorone®) into a single ring to prevent ovulation for an entire year (13 cycles; used in repeated four-week cycles (remaining in place continuously for three weeks followed by removal for one week)). Designed to empower women to be in complete control of their fertility and menstruation, ANNOVERA represents the first and only long-acting birth control product that is reversible and does not require a medical procedure for insertion or removal. The soft, flexible ring can be inserted and removed by the woman herself and without the help of a healthcare professional. The one-year vaginal system represents a new option for women, including nulliparous women (women who have not given birth) desiring long-acting reversible contraception. The one-year contraceptive vaginal system does not require refrigeration.

Indication

ANNOVERA is a progestin/estrogen CHC indicated for use by females of reproductive potential to prevent pregnancy. (Limitation of use: Not adequately evaluated in females with a BMI of > 29 kg/m2).

Important Safety Information

Cigarette smoking increases the risk of cardiovascular events from CHC use. This risk increases with age, particularly in females over 35 years of age, and with the number of cigarettes smoked. CHCs should not be used by females who are over 35 years of age and smoke.

Due to increased risks of serious side effects, ANNOVERA should not be used in females with certain medical conditions, including females who have a high risk of arterial or venous thrombotic diseases; who have or have had breast cancer or other estrogen- or progestin-sensitive cancer; who have liver tumors, acute hepatitis, severe cirrhosis, undiagnosed abnormal uterine bleeding, or hypersensitivity to any ingredients in ANNOVERA; who use certain Hepatitis C drug combinations; or who are pregnant or breastfeeding.

Risks from use of a CHC, like ANNOVERA, particularly in females with any condition listed above, include venous thrombotic events; cardiovascular events and cerebrovascular events such as stroke and myocardial infarction; liver disease; elevated liver enzymes with concomitant Hepatitis C treatment; hypertension; carbohydrate and lipid metabolic effects; headache; bleeding irregularities and amenorrhea.

ANNOVERA does not protect against HIV-infection (AIDS) and other sexually transmitted infections.

Please note that this information is not comprehensive. Please see the Full Prescribing Information, including the Boxed Warning, for ANNOVERA at www.annovera.com/pi.pdf.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative healthcare company focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning/reproductive health and menopause management. The company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

About the Population Council

The Population Council (http://www.popcouncil.org) confronts critical health and development issues—from stopping the spread of HIV to improving reproductive health and ensuring that young people lead full and productive lives. Through biomedical, social science, and public health research in 50 countries, the Council works with partners to deliver solutions that lead to more effective policies, programs, and technologies that improve lives around the world. Established in 1952 and headquartered in New York, the Council is a nongovernmental, nonprofit organization governed by an international board of trustees.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: whether the FDA will approve the NDA for the company’s TX-001HR product candidate and whether such approval will occur by the PDUFA target action date; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXYTM, ANNOVERA and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan agreement; the length, cost and uncertain results of the company’s clinical trials; the potential of adverse side effects or other safety risks that could preclude the approval of the company’s hormone therapy drug candidates or adversely affect the commercialization of the company’s current or future approved products; the company’s reliance on third parties to conduct its clinical trials, research and development and manufacturing; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

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[i]	Merkatz, RB, Plagianos M, Hoskin E, et al, Acceptability of the nestorone®/ethinyl estradiol contraceptive vaginal ring: development of a model; implications for introduction” Contraception. 2014 November; 90(5): 514–521.
ii	IQVIA 2017, Company filings.
iii	Guttmacher Institute, Fact Sheet: Contraceptive Use in the United States, July 2018.
iv	Finer LB and Zolna MR, Declines in unintended pregnancy in the United States, 2008–2011, New England Journal of Medicine, 2016, 374(9):843–852, http://nejm.org/doi/full/10.1056/NEJMsa1506575.
[v]	Branum A and Jones J, Trends in Long-Acting Reversible Contraception Use Among U.S. Women Aged 15-44, NCHS Data Brief, Number 188, February 2015.

Investor Contact

Nichol Ochsner,

Vice President Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com